Free Writing Prospectus dated November 7, 2024

Filed Pursuant to Rule 433

Registration Statement No. 333-277108

GE HealthCare Technologies Inc. Commences

Secondary Offering of 13,281,302 Shares

November 7, 2024

CHICAGO — GE HealthCare Technologies Inc. (Nasdaq: GEHC) (the “Company” or “GE HealthCare”) announced today the launch of a secondary underwritten public offering (the “Offering”) of 13,281,302 shares of its common stock (the “GEHC Shares”). GE HealthCare is not selling any shares of common stock and will not receive any proceeds from the sale of the GEHC Shares in the Offering or from the debt-for-equity exchange (as described below).

Prior to the closing of the Offering, GE Aerospace (General Electric Company) is expected to exchange the GEHC Shares for indebtedness of GE Aerospace held by Morgan Stanley Bank, N.A. (the “MS Lender”), an affiliate of Morgan Stanley & Co. LLC, the selling stockholder in the Offering by designation of the MS Lender. Following the debt-for-equity exchange, if consummated, Morgan Stanley & Co. LLC, as the selling stockholder in the Offering, intends to sell the GEHC Shares to the underwriters in the Offering.

J.P. Morgan, Citigroup and Morgan Stanley are acting as the lead joint book-running managers for the Offering.

The Company has filed an automatically effective shelf registration statement (including a prospectus) on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. The Offering will be made only by means of a free writing prospectus, the prospectus and the accompanying prospectus supplement relating to the Offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the free writing prospectus, the prospectus and, when available, the accompanying prospectus supplement relating to the Offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); and Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GE HealthCare Technologies Inc.

GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator, dedicated to providing integrated solutions, services, and data analytics to make hospitals more efficient, clinicians more effective, therapies more precise, and patients healthier and happier. Serving patients and providers for more than 125 years, GE HealthCare is advancing personalized, connected, and compassionate care, while simplifying the patient’s journey across the care pathway. Together our Imaging, Advanced Visualization Solutions, Patient Care Solutions, and Pharmaceutical Diagnostics businesses help improve patient care from diagnosis, to therapy, to monitoring. We are a $19.6 billion business with approximately 51,000 colleagues working to create a world where healthcare has no limits.

Forward-Looking Statements

This release contains forward-looking statements. These forward-looking statements might be identified by words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “plan,” and similar expressions. These forward-looking statements may include, but are not limited to, statements about the size, timing or results of the Offering and the selling stockholders’ intent to offer shares of common stock, and reflect management’s current plans, estimates and expectations and are inherently uncertain. The inclusion of any forward-looking information in this release should not be regarded as a representation that the future plans, estimates or expectations contemplated will be achieved. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control. Factors that could cause actual results to differ materially from those described in the Company’s forward-looking statements include, but are not limited to, operating in highly competitive markets; our ability to control increases in healthcare costs and any subsequent effect on demand for the Company’s products, services, or solutions; the Company’s ability to operate effectively as an independent, publicly-traded company; and the other factors detailed in the Company’s Registration Statement on Form S-3 filed on February 15, 2024, as well as other risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Please also see the “Risk Factors” section of the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission and any updates or amendments it makes in future filings. There may be other factors not presently known to the Company or which it currently considers to be immaterial that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements the Company makes. The Company does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

Contacts

Investor Relations:

Carolynne Borders

+1-631-662-4317

carolynne.borders@gehealthcare.com

Media:

Jennifer Fox

+1-414-530-3027

jennifer.r.fox@gehealthcare.com